Exhibit 99.1

FOR IMMEDIATE RELEASE
ABERDENE ENTERS INTO FORMAL OPTION AGREEMENT TO EARN A 75% INTEREST IN THE TUSCARORA GOLD PROJECT IN ELKO COUNTY, NEVADA AT THE NORTHERN END OF THE CARLIN-TREND

Las Vegas, Nevada, April 21, 2004 - Aberdene Mines Limited (OTCBB:ABRM) is pleased to announce that it has entered into a formal option agreement to earn a 75% interest from Consolidated Global Minerals Ltd. on a land package located in the historic Tuscarora District in the State of Nevada, in what is known as the Carlin Gold District approximately 52 miles northwest of Elko, Nevada. The land interests consist of approximately 2920 acres of unpatented lode claims, mining claims and land leases known as the "Tuscarora Gold Project".

The Carlin-trend is situated in Northeastern Nevada and consists of a 40-mile north-west/south-east line of major gold deposits. The Carlin-trend has produced over 50,000,000 ounces of gold and a further 107,000,000 ounces of known proven and probable reserves. The Carlin-type gold deposits are among the most important currently being mined anywhere in the world. According to the US Geological Survey, the potential exists for a further 100-200 million ounces of gold. The Carlin-trend alone accounts for over 35% of all U.S. gold output. Jerritt Canyon, which is five miles east of the Tuscarora Gold Project, has been responsible for producing approximately 12,000,000 ounces of gold. Together, this area is considered the most productive gold producing region in the United States.

The Tuscarora Gold property hosts the northern end of the Carlin-trend mineralization and is located in Elko County which is responsible for 61% of all U.S. gold production. Similar ages of mineralization within the northern end of the Carlin-trend have been determined for a number of typical Carlin-type mining districts which include: Getchell, Jerritt Canyon, and Battle Mountain-Eureka.

The target concept for the Tuscarora Gold Project is that high-level, epithermal gold-arsenic dominated, volcanic-hosted, Eocene-aged, precious metal mineralization represents the top mineralizing hydrothermal plumes which had the potential to form high-grade Carlin-type (Meikle) deposits within favorable stratigraphic sections of lower plate sediments at depth. The Company believes that detailed geologic, structural, stratigraphic, geochemical and geophysical studies can target the favorable areas which overlie permissive stratigraphy at a reasonable depth (<2500 ft.). A similar discovery is Barrick Gold's Meikle deposit which contains seven million tons grading 0.7 ounces per ton gold.

Furthermore, the Tuscarora Gold Project is situated within a zone of "world class" gold endowment where the potential of finding a large, high-grade, gold mine is favorable. Previous exploration work has defined areas of strongly argillized volcanics which host numerous silicified breccia zones, and it is believed that a proposed exploration program would offer an excellent opportunity to discover new Carlin-type mineralization beneath the relatively shallow volcanic cover on this property.

Aberdene may exercise its option to earn a 75% interest in the Tuscarora Gold Project by paying $25,000 on signing, issuing 300,000 shares, and incurring exploration expenditures of $3,000,000 within a three year period.

On behalf of the Board of Directors

ABERDENE MINES LTD.

Brent Jardine, President
For more information contact: Brent Jardine, President Jardine@aberdenemines.com T: (800) 430-4034	Head Office Contact: 101 Convention Centre Drive - Suite 700 Las Vegas, Nevada 89109 T: (702) 939-5389 F: (702 221-0904

Disclaimer: This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to close the acquisition of mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.